Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts
Investors: James Zeumer
(248) 433-4597
email: jim.zeumer@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES REPORTS RECORD SECOND QUARTER RESULTS

•	Second Quarter Income from Continuing Operations Increases 54% to $188 Million

•	Earnings from Continuing Operations Increase 48% to $1.45 Per Diluted Share

•	Second Quarter Domestic Net New Orders Increase 17% to 10,776 Homes

•	Backlog Climbs 31% to 19,960 Homes Valued at $6.3 Billion

•	Company Raises Earnings Guidance for 2004 Continuing Operations to $7.80 to $8.00 Per Diluted Share

     Bloomfield Hills, MI, July 26, 2004 — Pulte Homes (NYSE: PHM) announced today record financial results for its second quarter and six months ended June 30, 2004. For the quarter, net income from continuing operations increased 54% to a record $187.7 million, compared with $122.0 million for the prior year second quarter. Second quarter earnings per diluted share from continuing operations of $1.45 represent an increase of 48% over prior year earnings of $0.98 per diluted share. Consolidated revenues for the quarter were $2.5 billion, an increase of 29% over prior year revenues of $2.0 billion.

     “Pulte Homes’ strong operating performance reflects our continued focus on the key areas of growth through segmentation, operational excellence, people development and financial discipline,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “We continued to expand market share, while raising prices in a number of markets across the country. Through higher prices and more efficient building practices, we offset the impact of higher raw material costs and have, in fact, been able to significantly increase margins.”

     “Given our record backlog totaling almost 20,000 homes and our expectations for continued margin expansion, the Company is again raising its earnings guidance for 2004 continuing operations to the new range of $7.80 to $8.00 per diluted share. This new guidance represents an increase in net income from continuing operations of approximately 70% over last year’s results,” said Dugas.

Second Quarter Results

     Revenues from domestic homebuilding settlements increased 30% to a second-quarter record of $2.4 billion. Higher revenues for the quarter resulted from a 9% increase in average selling price to $282,000, combined with a 19% increase in home closings to 8,480 homes. The increase in average selling price reflects a combination of price increases and a favorable change in the mix of product closed during the period.

     Second quarter domestic homebuilding pretax income increased 61% to $318.1 million, compared with prior year pretax income of $197.6 million. For the period, the Company realized a 130 basis point increase in gross margins from home sales to 22.1%, while SG&A expenses as a percent of home settlement revenues dropped by 100 basis points over the same period last year.

     Land sales during the quarter generated $55.7 million in revenues and $13.6 million in gross margins, compared with $31.3 million and $9.1 million, respectively, last year. Land sales are an important element of Pulte’s domestic homebuilding operations, but can fluctuate from quarter-to-quarter depending upon the timing of individual transactions.

     Domestic net new home orders for the quarter were a record 10,776, up 17% over prior year second-quarter orders of 9,191 homes. Pulte’s backlog as of June 30, 2004, was valued at $6.3 billion (19,960 homes), compared with a value of $4.2 billion (15,199 homes) last year.

     The Company’s financial services operations reported second quarter pretax income of $8.4 million, down from prior year pretax income of $20.9 million. Loan originations for the second quarter increased 17% to 7,957 mortgages valued at $1.5 billion, but a less favorable interest rate environment, a product mix shift and higher overhead costs in support of better customer service worked to lower pretax income. Mortgage capture rates for the quarter increased to 88.4%, compared with 83.2% last year.

     For the second quarter, Pulte’s International operations reported pretax income of $0.1 million, compared with a pretax income of $0.4 million for the second quarter last year. Improved performance in the Company’s Mexico and Puerto Rico operations was offset by reduced closings in Argentina. Pulte continues to evaluate different strategic alternatives with regard to its International operations as part of a broader initiative to drive enhanced financial results.

Six Month Results

     For the six months ended June 30, 2004, Pulte Homes’ net income from continuing operations increased 53% to $319.5 million, compared with prior year net income from continuing operations of $208.3 million. Earnings from continuing operations for the first six months were $2.48 per diluted share, an increase of 49% over prior year earnings per diluted share of $1.67. Consolidated revenues for the period were $4.6 billion, up from $3.5 billion for the first six months of last year.

     Revenues from domestic homebuilding settlements for the period were $4.3 billion, up 32% over the prior year. Higher revenues for the period resulted from a 9% increase in average selling price to $279,000, combined with a 20% increase in the number of homes closed. The increase in average selling price for the period reflects a combination of price increases and a favorable change in the mix of product closed during the period.

     Six month domestic homebuilding pretax income increased 61% to $540.6 million, compared with prior year pretax income of $336.1 million. Pretax margins as a percentage of home settlement revenues for the period increased by 230 basis points, driven by a 150 basis point increase in gross margins from home sales and a 90 basis point reduction in SG&A expense as a percent of home settlement revenues. Land sales for the period generated $17.2 million in gross margin, compared with $18.0 million last year.

     For the first six months, Pulte’s financial services operations reported pretax income of $18.5 million, compared with $38.0 million in the prior year. Loan originations for the six-month period increased 18% to 14,070 mortgages valued at $2.6 billion, but a less favorable interest rate environment and higher overhead costs in support of better customer service worked to lower pretax income. Mortgage capture rates for the period increased to 87.4%, compared with 82.0% last year.

     Pulte’s International operations reported pretax income for the first six months of $0.4 million, compared with a pretax loss of $0.6 million last year. Gains in the Company’s Mexico and Puerto Rico operations were offset by weaker results in Argentina.

     “A house cannot be moved, so by definition, demand is very local in nature and will vary considerably by market and buyer segment,” said Dugas. “Pulte is the country’s most diversified builder in terms of markets and customer segments served. This diversity offers critical advantages for driving growth, while also supporting more consistent operating and financial performance. Our record six-month results reflect the benefits of this diversity as we increased sign ups and revenues, while realizing better operating performance.”

     A conference call discussing Pulte Homes’ second quarter results will be held at 8:30 a.m. Eastern Time on Tuesday, July 27, 2004, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control.

About Pulte Homes

     Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 44 markets across the U.S. Under its Del Webb (www.delwebb.com) brand, the Company is the nation’s leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 370,000 homes. In 2003, J.D. Power and Associates ranked Pulte Homes No. 1 in customer satisfaction in 12 U.S. markets, and among the top three home-builders in 17 of 21 total markets surveyed. Pulte Mortgage LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes’ customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
CONSOLIDATED RESULTS:
Revenues:
Homebuilding	$2,494,484	$1,925,711	$4,507,763	$3,449,150
Financial Services	23,874	31,774	48,446	59,370
Corporate	562	700	1,459	2,255

Total Revenues	$2,518,920	$1,958,185	$4,557,668	$3,510,775

Pretax income (loss):
Homebuilding	$318,231	$198,021	$540,994	$335,433
Financial Services	8,369	20,858	18,458	37,974
Corporate	(23,868)	(22,046)	(44,096)	(37,415)

Income from continuing
operations before
income taxes	302,732	196,833	515,356	335,992
Income taxes	(115,023)	(74,833)	(195,810)	(127,691)

Income from continuing
operations	187,709	122,000	319,546	208,301
Loss from discontinued
operations	(106)	(283)	(314)	(447)

Net income	$187,603	$121,717	$319,232	$207,854

EARNINGS PER SHARE —
ASSUMING DILUTION:
Income from continuing
operations	$1.45	$0.98	$2.48	$1.67
Loss from discontinued
operations	—	—	—	—

Net income	$1.45	$0.97	$2.48	$1.67

Shares used in per
share calculations	129,356	124,944	128,825	124,552

All share and per share amounts have been restated to retroactively reflect the stock split effected January 2, 2004.

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	June 30, 2004 (Unaudited)	December 31, 2003	June 30, 2003 (Unaudited)
ASSETS
Cash and equivalents	$90,318	$404,092	$391,087
Unfunded settlements	80,786	122,300	71,270
House and land inventories	6,800,556	5,528,410	5,018,263
Land, not owned, under
option agreements	124,618	73,256	60,000
Residential mortgage loans
available-for-sale	335,480	541,126	431,735
Goodwill	307,693	307,693	307,693
Intangible assets	139,579	143,704	147,829
Other assets	1,065,658	942,771	889,527

	$8,944,688	$8,063,352	$7,317,404

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued
and other liabilities	$2,033,032	$1,905,579	$1,625,430
Unsecured short-term
borrowings	127,000	—	—
Collateralized short-term
debt, recourse solely to
applicable subsidiary
assets	290,219	479,287	381,355
Income taxes	109,163	79,391	56,584
Senior notes and
subordinated debentures	2,573,925	2,150,972	2,269,955

Total Liabilities	5,133,339	4,615,229	4,333,324
Shareholders’ Equity	3,811,349	3,448,123	2,984,080

	$8,944,688	$8,063,352	$7,317,404

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
HOMEBUILDING:
Pretax income:
Domestic	$318,082	$197,641	$540,607	$336,079
International	149	380	387	(646)

Total Homebuilding	$318,231	$198,021	$540,994	$335,433

Domestic Homebuilding:
Home sales (settlements)	$2,394,778	$1,845,461	$4,337,319	$3,292,659
Land sales	55,695	31,316	78,836	64,225

Domestic
Homebuilding
Revenue	2,450,473	1,876,777	4,416,155	3,356,884
Home cost of sales	(1,865,771)	(1,461,111)	(3,382,095)	(2,616,336)
Land cost of sales	(42,068)	(22,175)	(61,680)	(46,235)
Selling, general
& administrative
expense	(223,651)	(189,861)	(429,252)	(356,961)
Other income (expense), net	(901)	(5,989)	(2,521)	(1,273)

Pretax income	$318,082	$197,641	$540,607	$336,079

International
Homebuilding:
Home sales (settlements)	$44,011	$48,934	$91,608	$92,266
Cost of sales	(35,465)	(38,297)	(74,095)	(73,981)
Selling, general
& administrative
expense	(8,838)	(10,127)	(17,191)	(20,590)
Other income (expense), net	(804)	(702)	(1,602)	(1,093)
Minority Interest	(264)	(154)	(661)	981
Equity in income of joint venture operations	1,509	726	2,328	1,771

Pretax income	$149	$380	$387	$(646)

FINANCIAL SERVICES:
Pretax income	$8,369	$20,858	$18,458	$37,974

CORPORATE:
Pretax loss:
Net interest expense	$(12,111)	$(9,464)	$(23,746)	$(18,480)
Other Corporate
expense, net	(11,757)	(12,582)	(20,350)	(18,935)

Total Corporate	$(23,868)	$(22,046)	$(44,096)	$(37,415)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
HOMEBUILDING SETTLEMENT
REVENUES:
Domestic	$2,394,778	$1,845,461	$4,337,319	$3,292,659
International	44,011	48,934	91,608	92,266

Total settlement
revenues	$2,438,789	$1,894,395	$4,428,927	$3,384,925

HOMEBUILDING UNIT
SETTLEMENTS:
Domestic	8,480	7,112	15,519	12,897
International	1,557	1,468	3,158	2,659

Total settlement
units	10,037	8,580	18,677	15,556

Domestic Homebuilding:
Unit settlements:
Northeast	695	553	1,214	979
Southeast	2,058	1,759	3,763	3,508
Midwest	1,163	1,041	1,936	1,883
Central	1,214	1,133	2,188	1,867
West	3,350	2,626	6,418	4,660

	8,480	7,112	15,519	12,897

Average selling price	$282	$259	$279	$255

Unit net new orders*:
Northeast	856	909	1,570	1,645
Southeast	2,426	2,441	5,195	4,704
Midwest	1,449	1,422	2,936	2,540
Central	1,605	1,317	3,181	2,502
West	4,440	3,102	8,645	6,033

	10,776	9,191	21,527	17,424

Unit net new
orders — dollars*	$3,303,000	$2,466,000	$6,456,000	$4,620,000

Unit backlog:
Northeast			1,891	1,795
Southeast			5,158	4,135
Midwest			2,401	2,258
Central			2,149	1,540
West			8,361	5,471

			19,960	15,199

Dollars in backlog			$6,266,000	$4,244,000

*	Unit net new orders for the three and six months ended June 30, 2003 do not include 67 units of backlog acquired and the related dollars.

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
MORTGAGE ORIGINATIONS:
Origination volume	7,957	6,776	14,070	11,938

Origination principal	$1,495,800	$1,161,000	$2,648,500	$2,028,200

Capture rate percentage	88.4%	83.2%	87.4%	82.0%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Interest expense:
Homebuilding (included in home cost of sales)	$29,508	$17,103	$51,120	$28,512
Corporate	12,673	10,164	25,205	20,735
Financial Services	1,477	1,727	2,975	3,404

Total interest expense	$43,658	$28,994	$79,300	$52,651

Depreciation & amortization	$11,866	$10,711	$22,026	$19,042